Exhibit 5.1

TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067

December 23, 2013

Kindred Biosciences, Inc.
1499 Bayshore Highway, Suite 226
Burlingame, California 94010

Ladies and Gentlemen:
We have acted as counsel to Kindred Biosciences, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the "Commission") on or about the date of this opinion letter, relating to 3,965,775 shares of common stock of the Company, par value $0.0001 per share (the “Shares”), that are issuable under the Company’s 2012 Equity Incentive Plan, as amended (the “Plan”). This opinion letter is furnished to you at your request and in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
As a basis for rendering our opinion expressed below, we have reviewed originals or copies of originals, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, (iv) minutes or resolutions of the Company’s Board of Directors and stockholders pertaining to the adoption of the Plan and issuance of the Shares, the Registration Statement and related matters, and (v) such certificates of public officials, certificates of officers of the Company and other documents as we have considered necessary or appropriate as a basis for rendering our opinion.
With your permission, in order to render our opinion, we have made and relied upon such customary assumptions as we have deemed necessary or appropriate without any independent investigation or inquiry by us. Among other things, we have assumed that: all signatures on documents reviewed by us are genuine; all documents submitted to us as originals are authentic; and all documents submitted to us as copies conform to the originals of such documents, and such originals are authentic.
The law covered by our opinion expressed below is limited to the internal corporate laws of the Delaware General Corporation Law (including applicable rules and regulations promulgated under the Delaware General Corporation Law and applicable reported judicial decisions interpreting the Delaware General Corporation Law). We neither express nor imply any opinion with respect to any other laws or the laws of any other jurisdiction.
Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Registration Statement and the Plan, will be validly issued, fully paid, and non-assessable.
This opinion letter is rendered to you solely in connection with the transactions contemplated by the Registration Statement and may not be relied upon for any other purpose. We consent to the filing with the Commission of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such

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Kindred Biosciences, Inc.
December 23, 2013

consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ TroyGould PC TROYGOULD PC

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